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EXHIBIT 12.1

MIRANT AMERICAS GENERATION, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
FOR THE FOUR YEARS ENDED DECEMBER 31, 2001

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
                                                           Year Ended December 31
                                                         -------------------------
                                                         2001   2000   1999   1998
                                                         ----   ----   ----   ----
(In Millions, except Ratio)

EARNINGS, AS DEFINED:
Income (loss) from continuing operations before income
  taxes and minority interest                            $314   $264   $ 68   $ 11
Add:
Fixed charges less interest capitalized                   271    102     67      3
Amortization of capitalized interest                        0      0      0      0
Distributed income of equity investees                      0      0      0      0
Less:
Equity in income of affiliates, and minority interest
  in losses                                                 0      0      0      0

                                                         ----   ----   ----   ----
    Total earnings, as defined                           $585   $366   $135   $ 14
                                                         ----   ----   ----   ----

FIXED CHARGES, AS DEFINED:
Interest expensed, including amortization of debt
  premiums, discounts and expenses                       $194   $ 99   $ 67   $  3
Interest capitalized                                       24     10      2      0
Interest element of rentals                                77      3      0      0

                                                         ----   ----   ----   ----
    Total fixed charges, as defined                      $295   $112   $ 69   $  3
                                                         ----   ----   ----   ----

Ratio of earnings to fixed charges                        2.0    3.3    2.0    4.7
                                                         ----   ----   ----   ----
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